                                                                     EXHIBIT 3.1


                          CERTIFICATE OF INCORPORATION

                                       OF

                      AMERICAN COIN & STAMP VENTURES, INC.
                      ------------------------------------

         I, THE UNDERSIGNED, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do hereby certify as follows:
         FIRST:  The name of the corporation is

            AMERICAN COIN & STAMP VENTURES, INC.

         SECOND: Its registered office is to be located at 306 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is the United States Corporation Company.
         THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
         FOURTH: The total number of shares of stock which the corporation is authorized to issue is seventy five million (75,000,000) shares, and the par value of each of such share is ($.00001).
         FIFTH:  The name and address of the single incorporator are
   Leif A. Tonnessen       70 Pine Street, New York, N.Y.  10270

         SIXTH: The By-Laws of the corporation may be made, altered, amended, changed, added to or repealed by the Board of Directors without the assent or vote of the stockholders. Elections of directors need not be by ballot unless the By-Laws so provide.
         SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the Delaware General Corporation Law, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.
         EIGHTH: The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.
         IN WITNESS WHEREOF, I have hereunto set my hand and seal, the 20th day of August, 1985.
                          /s/ Leif A. Tonnessen (L.S.)
                          ----------------------
                             Leif A. Tonnessen

                            CERTIFICATE OF AMENDMENT

                                       OF

                         CERTIFICATE OF INCORPORATION OF

                      AMERICAN COIN & STAMP VENTURES, INC.

                    -----------------------------------------
                         Adopted in accordance with the
                        provisions of Section 242 of the
                         General Corporation Law of the
                                State of Delaware
                    -----------------------------------------

         We, JOSEPH BROWN, President and HAROLD M. HERSHMAN, Secretary of AMERICAN COIN & STAMP VENTURES, INC., a corporation existing under the laws of the State of Delaware, do hereby certify as follows:
         FIRST: That the Certificate of Incorporation of said Corporation has been amended as follows:
         By striking out the whole of Article FOURTH thereof as it now exists and inserting in lieu and instead thereof a new Article FOURTH, reading as follows:
         "The total number of shares of stock which the corporation shall have authority to issue is One Hundred Million (100,000,000) and the par value of each of such shares is $.0001 Cents.

         SECOND: That such amendment has been duly adopted in accordance with the provisions of the General Corporation Law of the State of Delaware by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of the stockholders duly held February 20, 1986.
         THIRD: That the capital of said Corporation will not be reduced under or by reason of said amendments.
         IN WITNESS WHEREOF, said AMERICAN COIN & STAMP VENTURES, INC., has caused this Certificate to be signed by JOSEPH BROWN, its President and attested by HAROLD M. HERSHMAN, its Secretary, this 3rd day of March, 1986.

                         AMERICAN COIN & STAMP VENTURES, INC.

                         BY:  /s/ Joseph Brown
                              ----------------------------------
                               JOSEPH BROWN, President

ATTEST:
BY:  /s/ Harold M. Hershman
    -----------------------------------
     HAROLD M. HERSHMAN, Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION

         JOSEPH BROWN, President and HAROLD M. HERSHMAN, Secretary, respectively, of AMERICAN COIN & STAMP VENTURES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certify:
         FIRST: That a new Article NINTH of the Certificate of Incorporation of American Coin & Stamp Ventures, Inc., be added as follows:
         "NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of this Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment."
         SECOND: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
         THIRD:  That the capital of American Coin & Stamp

Ventures, Inc., will not be reduced under or by reason of said amendment.
         FOURTH: That the foregoing amendment shall become effective at the time and on the day this certificate is filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.
         IN WITNESS WHEREOF, this certificate has been made under the seal of American Coin & Stamp Ventures, Inc., and has been signed by the undersigned, President and Secretary, respectively, of American Coin & Stamp Ventures, Inc., this 28th day of March, 1988.

                                /s/ Joseph Brown
                               -------------------------
                                    President

Attest:
/s/ Harold M. Hershman
---------------------------------
           Secretary

                            CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                      AMERICAN COIN & STAMP VENTURES, INC.
         STANLEY APPELBAUM, President and HAROLD M. HERSHMAN, Secretary,
respectively, of AMERICAN COIN & STAMP VENTURES, INC., a corporation organized and existing under the laws of the State of Delaware, hereby certify:
         FIRST: That a new Article NINTH of the Certificate of Incorporation of American Coin & Stamp Ventures, Inc., be added as follows:
         "NINTH: To the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a Director of this Company shall not be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a Director. No amendment to or repeal of these provisions shall apply to or have any effect on the liability or alleged liability of any Director of the Corporation for or with respect to any acts or omissions of such Director occurring prior to such amendment."
         SECOND: That the foregoing amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
         THIRD:  That the capital of American Coin & Stamp

Ventures, Inc., will not be reduced under or by reason of said amendment.
         FOURTH: That the foregoing amendment shall become effective at the time and on the day this certificate is filed in accordance with Section 103 of the General Corporation Law of the State of Delaware.
         IN WITNESS WHEREOF, this certificate has been made under the seal of American Coin & Stamp Ventures, Inc., and has been signed by the undersigned, President and Secretary, respectively, of American Coin & Stamp Ventures, Inc., this 17th day of August, 1988.

                                 /s/ Stanley Appelbaum
                                 ----------------------------------
                                  STANLEY APPELBAUM, President

Attest:
/s/ Harold M. Hershman
-------------------------------
      Secretary

                            CERTIFICATE OF AMENDMENT
                                     OF THE
                          CERTIFICATE OF INCORPORATION
                                       OF
                      AMERICAN COIN & STAMP VENTURES, INC.
                            Under Section 242 of the
                    CORPORATION LAW OF THE STATE OF DELAWARE

         AMERICAN COIN & STAMP VENTURES, INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

         FIRST:   That the Board of Directors of said corporation, by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

         "1.      That Article FIRST of the Certificate of Incorporation be
further amended and, as further amended, read as follows:

         'FIRST: The name of the Corporation is COLONY INTERNATIONAL INCORPORATED.";

         2. That Article FOURTH of the Certificate of Incorporation be amended and, as amended, read as follows:

         'FOURTH: The amount of the total authorized capital stock of this Corporation is Twenty Million (20,000,000) shares of Common Stock, with a par value of $.0001 per share."

         3. The foregoing amendments are effective as of the opening of business on January 27, 1997.

         4. Effective as of the opening of business on January 27, 1997, the Corporation's outstanding shares are reverse split on a one-for-19.927 basis, so that each 19.927 shares of Common Stock, $.0001 par value outstanding prior to the reverse split shall become one share of Common Stock, $.0001 par value after the reverse split.

         SECOND: That the aforesaid amendments and reverse split were duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware, at a meeting of stockholders duly called and held for the above purposes.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Joseph Brown, its President, and attested by Harold Hershman, its Secretary, this 15th day of January, 1997.

                             AMERICAN COIN & STAMP VENTURES, INC.

                       By:  /s/ Joseph Brown
                          ------------------------------
                           Joseph Brown, President

ATTEST:

By:  /s/ Harold Hershman
     ---------------------------
      Harold Hershman, Secretary

             CERTIFICATE OF CHANGE OF LOCATION OF REGISTERED OFFICE
                             AND OF REGISTERED AGENT

It is hereby certified that:

1. The name of the corporation (hereinafter called the "corporation") is COLONY INTERNATIONAL INCORPORATED

2. The registered office of the corporation within the State of Delaware is hereby changed to 1313 N. Market Street, City of Wilmington 19801-1151, County of New Castle.

3. The registered agent of the corporation within the State of Delaware is hereby changed to The Company Corporation, the business office of which is identical with the registered office of the corporation as hereby changed.

4. The corporation has authorized the changes hereinbefore set forth by resolution of its Board of Directors.

Signed on July 7, 1997

                               /s/ S. Michie
                              ------------------------------------------
                                   Authorized Officer

                                           President
                              ------------------------------------------
                                   Title

                            CERTIFICATE OF AMENDMENT

                         OF CERTIFICATE OF INCORPORATION

                                       OF

                        COLONY INTERNATIONAL INCORPORATED

It is hereby certified that:

     1. The name of the corporation (hereinafter called the "corporation") is Colony International Incorporated.

     2. Article FIRST of the Certificate of Incorporation be amended to read as follows:

               FIRST: The name of the Corporation is Mobile PET Systems, Inc.

     3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified will be given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed by Brent Nelson, its President this 6th day of January, 1999.

                                          /s/ Brent Nelson
                                          ----------------------
                                          Brent Nelson, President

                              AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MOBILE PET SYSTEMS, INC.



         The undersigned, Paul J. Crowe and James Corlett, hereby certify that:



         ONE. Mobile PET Systems, Inc., a Delaware corporation (the "Corporation") was originally incorporated under the name American Coin & Stamp Ventures, Inc. The date of filing of the original Certificate of Incorporation of this Corporation with the Secretary of State of the State of Delaware is August 21, 1985.



         TWO: They are the duly elected and acting President and Vice President, respectively, of the Corporation.



         THREE: The Certificate of Incorporation of the Corporation shall be amended and restated to read in full as follows:



         1. The name of the Corporation is Mobile PET Systems, Inc.



         2. The address of its registered office in the State of Delaware is 9 East Loockerman Street in the City of Dover, County of Kent. The name of its Registered Agent at such address is National Corporate Research, Ltd.



         3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.



         4. The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is One Hundred Million (100,000,000) shares divided into two classes of shares, designated, respectively, "Preferred Stock" and "Common Stock." The number of shares of Common Stock authorized to be issued is Ninety Million (90,000,000) shares, with a par value of $.0001 per share. The number of shares of Preferred Stock authorized to be issued is Ten Million (10,000,000) shares, with a par value of $.0001 per share.



         The Board of Directors of the Corporation (the "Board") is expressly authorized to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional, or other rights and such qualifications, limitations, ore restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and as may be permitted by the General Corporation Law of the State of Delaware. The Board is also expressly authorized to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of the Preferred Stock subsequent to the issuance of shares of that series. In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolutions originally fixing the number of shares of such series.



         5. The Board is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.



         6. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.



         7. The Corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.



         FOUR: This Amended and Restated Certificate of Incorporation has been duly approved by unanimous written consent of the Board.



         FIVE: This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 141(f), 228, 242 and 245 of the General Corporation Law of the State of Delaware by the Board of Directors and the holders of Common Stock of this Corporation. The total number of outstanding shares entitled to vote or act by written consent was 13,359,658 shares of Common Stock. There are no outstanding shares of Preferred Stock of the Corporation. The number of shares of Common Stock voting in favor of this Amended and Restated Certificate of Incorporation by written consent in accordance with Section 228 of the General Corporation Law of the State of Delaware equaled or exceeded the vote required, such vote being a majority of the number of shares of Common Stock then outstanding.

         IN WITNESS WHEREOF, Mobile PET Systems, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Vice President this 28th day of January, 2000.



                                           /s/ Paul J. Crowe
                                          --------------------------------------
                                          Paul J. Crowe, President


                                           /s/ James Corlett
                                          --------------------------------------
                                          James Corlett, Vice President

                           CERTIFICATE OF DESIGNATION

                                       OF

                      SERIES A CONVERTIBLE PREFERRED STOCK

                                       OF

                           MOBILE P.E.T. SYSTEMS, INC.

    (Adopted pursuant to Section 242 of the Delaware General Corporation Law)

          The undersigned hereby certifies that the Board of Directors of MOBILE P.E.T. SYSTEMS, INC., a Delaware corporation (the "COMPANY"), duly adopted the following resolutions effective as of March 1, 2000:

          RESOLVED, a series of preferred stock of the Company is created and the relative rights, preferences, and limitations of the shares of such series are as follows:

I. DESIGNATION AND AMOUNT. The shares of such series of Preferred Stock shall be designated as "Series A Convertible Preferred Stock" (the "SERIES A PREFERRED STOCK") and the number of shares constituting the Series A Preferred Stock shall be Sixty (60). The Series A Preferred Stock shall have a liquidation value (the "LIQUIDATION VALUE") of $50,000 per share.

II. DIVIDENDS.

     A. The holders of shares of Series A Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor prior to, and in preference to, any declaration or payment of any dividend on the Common Stock of this Company, at a per share rate equal to eight percent (8%) per annum of the amount of the Liquidation Value of the Series A Preferred Stock, which is payable upon conversion (based upon a 365 calendar day year) as set forth below. Dividends shall begin to accrue as of the Issuance Date (as defined below). Any dividends payable pursuant to the provisions of this paragraph shall, at the Company's option, be payable in cash, or unrestricted shares of Common Stock of the Company within five Business Days (as defined below) of when due. The number of shares of Common Stock to be issued by the Company in lieu of a cash payment for dividends due as set forth herein shall be equal to the number of shares of Common Stock resulting from dividing the dollar amount of dividends owed by the Conversion Price (as defined below) on such date as the dividends are payable (if such date is not a Trading Day, then the next Trading Day (as defined below) immediately thereafter).

     B. Such dividends shall accrue on each share of Series A Preferred Stock from the Issuance Date, and shall accrue from day to day whether or not earned or declared. Such dividends shall be cumulative so that if such dividends in respect of any previous or current annual dividend period, at the annual rate specified above, shall not have been paid or declared and a sum sufficient for the payment thereof set apart, for all Series A Preferred Stock at the time outstanding, the deficiency shall first be fully paid before any dividend or other distribution shall be paid on or declared or set apart for the Series A Preferred Stock, Common Stock or other security of the Company subordinate in liquidation to the Series A Preferred Stock. Dividends on the Series A Preferred Stock shall be non-participating and the holders of the Series A Preferred Stock shall not be entitled to participate in any other dividends beyond the cumulative dividends specified herein.

III. LIQUIDATION, DISSOLUTION OR WINDING UP.

     A. In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, and in preference to any distribution of any assets of the Company to the holders of Common Stock , holders of each share of Series A Preferred Stock shall be entitled to receive out of the assets available for distribution to shareholders the Liquidation Value per share of Series A Preferred Stock plus eight percent (8%) per annum thereon from the Issuance Date (as defined below) to the Trading Day (as defined below) immediately prior to such liquidation, dissolution or winding up of the Company (the "LIQUIDATION AMOUNT").

     B. Upon the completion of any required distribution to the holders of the Series A Stock and Series B Stock, if the assets of the Company available for distribution to shareholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full Liquidation Amount to which they shall be entitled, then any such distribution of assets of the Company shall be distributed ratably to the holders of shares of Series A Preferred Stock.

     C. After the payment of the Liquidation Amount shall have been made in full to the holders of the Series A Preferred Stock or funds necessary for such payment shall have been set aside by the Company in trust for the account of holders of the Series A Preferred Stock so as to be available for such payments, the holders of the Series A Preferred Stock shall be entitled to no further participation in the distribution of the assets of the Company, and the remaining assets of the Company legally available for distribution to shareholders shall be distributed among the holders of Common Stock and any other classes or series of Preferred Stock of the Company in accordance with their respective terms.

IV. VOTING. Holders of Series A Preferred Stock shall have no voting rights except as expressly required by law or as expressly provided herein.

V. CONVERSION OF SERIES A PREFERRED STOCK. The holders of Series A Preferred Stock shall have the right, at such holder's option, to convert the Series A Preferred Stock into shares of Common Stock, on the following terms and conditions:

     A. Subject to the provisions of Section XI hereof, at any time or times after the Issuance Date any holder of the Series A Preferred Stock shall be entitled to convert any whole number of such holder's shares of Series A Preferred Stock into that number of fully paid and nonassessable shares of Common Stock, which is determined (per share of Series A Preferred Stock) by dividing (x) $50,000, by (y) the Conversion Price (as defined below) (the "CONVERSION RATE").

     B. For purposes of this Certificate of Designation, the following terms shall have the following meanings:

          A "BUSINESS DAY" shall be any day other than a Saturday, Sunday, national holiday or a day on which the New York Stock Exchange is closed.

          The "CLOSING BID PRICE" shall mean, for any security as of any date, the last closing bid price for such security on the Nasdaq Stock Market as reported by Bloomberg L.P. ("BLOOMBERG"), or, if the Nasdaq Stock Market is not the principal trading market for such security, the last closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of such security in the over-the-counter market on the NASD OTC Electronic Bulletin Board for such security as reported by Bloomberg, or, the last closing trade price of such security as reported by Bloomberg, or, if no last closing bid or trade price is reported for such security by Bloomberg, the closing bid price shall be determined by reference to the closing bid price as reported on the Principal Market. If the Closing Bid Price cannot be calculated for such security on such date on any of the foregoing bases, the Closing Bid Price of such security on such date shall be the fair market value as mutually agreed by the Company and the holders of two thirds of the outstanding shares of Series A Preferred Stock.

          The "CONVERSION PRICE" shall mean, as of any Conversion Date (as defined below) the lesser of (i) $5.00 (the "Maximum Conversion Price") or
(ii) 75% of the average of the Closing Bid Prices of the Common Stock during the Five (5) Trading Days (the "LOOKBACK PERIOD") immediately prior to the Conversion Date.

          "EFFECTIVE DATE" shall mean the date on which the Securities and Exchange Commission (the "SEC") first declares effective a Registration Statement registering the resale of 200% of the greater of (i) the number of shares of Common Stock issuable upon conversion of all of the Series A Preferred Stock outstanding on the Trading Day immediately preceding the day such Registration Statement is filed (ii) the number of shares of Common Stock issuable upon conversion of all of the Series A Preferred Stock outstanding on the Trading Day immediately preceding the day any amendment to such Registration Statement is filed.

          The "ISSUANCE DATE" shall mean, with respect to each share of Series A Preferred Stock, the date of issuance of the applicable share of Series A Preferred Stock.

          A "TRADING DAY" shall mean a day on which the Principal Market is open.

          The "PRINCIPAL MARKET" shall mean the Nasdaq National Market, the Nasdaq Small Cap Stock Market, the American Stock Exchange, the NASD OTC Electronic Bulletin Board operated by the National Association of Securities Dealers, Inc., or the New York Stock Exchange, whichever is at the time the principal trading exchange or market for the Common Stock.

          Holders of Series A Preferred Stock may exercise their right to convert the Series A Preferred Stock by telecopying an executed and completed notice of conversion in the agreed upon form (the "NOTICE OF CONVERSION") to the Company and delivering to Company the original Notice of Conversion and the certificate representing the Series A Preferred Stock being converted by reputable overnight courier within three (3) business thereafter. Each Business Day (between the hours of 6:30 a.m. and 5:00 p.m. Pacific Time) on which a Notice of Conversion is telecopied to and received by the Company shall be deemed a "CONVERSION DATE." The Company will deliver the certificates representing shares of Common Stock issuable upon conversion of any share of Series A Preferred Stock (together with the certificates representing the share or shares of Series A Preferred Stock not so converted) to the holder thereof via reputable overnight courier, by electronic transfer or otherwise within three Business Days after the Conversion Date, PROVIDED the Company has received the original Notice of Conversion and Series A Preferred Stock certificate being so converted on or before the close of business of the third Business Day after the Conversion Date. In addition to any other remedies which may be available to the holders of shares of Series A Preferred Stock, in the event that the Company fails to deliver such shares of Common Stock within such three Business Day period, the holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice (by similar method) to such effect to the Company whereupon the Company and such holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. The Notice of Conversion and Series A Preferred Stock certificates representing the portion of the Series A Preferred Stock converted shall be delivered as follows:

     To the Company:

                 Mobile P.E.T. Systems, Inc.
                 2240 Shelter Island Drive
                 San Diego, CA  92106

                 ATTN: CEO
                 Telephone No.: (619) 226-6738
                 Telecopier No.: (619) ________
     with a copy to:

                 John Mann, Esq.

                 ---------------------------

                 ---------------------------
                 Houston, Texas ____________
                 Telephone: (713) 622-7114
                 Facsimile: (713) _________

          The Company understands that a delay in the issuance of the shares of Common Stock beyond the Delivery Date could result in economic loss to the holder. As compensation to the holder for such loss, the Company agrees to pay late payments to the holder in the event that Company's failure to issue and deliver the shares on the Delivery Date in accordance with the following schedule (where "No. Business Days Late" is defined as the number of business days beyond three (3) business days after the Delivery Date):

                                       Late Payment For Each $10,000
                                       of Preferred Stock Liquidation
         No. Business Days Late        Amount Being Converted
         ----------------------        ------------------------------
                   1                         $100
                   2                         $200
                   3                         $300
                   4                         $400
                   5                         $500
                   >5                        $500  +$200 for each Business
                                                   Day Late beyond 5 days
                                                   from The Delivery Date


          The Company shall pay any payments incurred under this Section in immediately available funds upon demand. Nothing herein shall limit the holder's right to pursue actual damages or to cause the Company to redeem the Preferred Shares as provided below for the Company's actions or inactions resulting in the transfer agent's failure to issue and deliver the Common Stock to the holder. Furthermore, in addition to any other remedies which may be available to the holder, in the event that the Company fails to deliver such shares of Common Stock within five (5) business days after the Delivery Date, the Holder will be entitled to revoke the relevant Notice of Conversion by delivering a notice to such effect to the Company whereupon the Company and the holder shall each be restored to their respective positions immediately prior to delivery of such Notice of Conversion. In the event the Company's actions or inactions result in the transfer agent's failure to issue and deliver the Common Stock to the holder within ten (10) days after the Delivery Date, holder may, at its option, require the Company (without limiting its other remedies hereunder) to immediately redeem all outstanding Preferred Stock in accordance with Article XI hereof.

          If, by the relevant Delivery Date, the Company fails for any reason to deliver the Shares to be issued upon conversion of the Preferred Stock and after such Delivery Date, the holder of the Preferred Stock being converted (a "Converting Holder") purchases, in an open market transaction or otherwise, shares of Common Stock (the "Covering Shares") in order to make delivery in satisfaction of a sale of Common Stock by the Converting Holder made after a Conversion Date (the "Sold Shares"), which delivery such Converting Holder anticipated to make using the Shares to be issued upon such conversion (a "Buy-In"), the Company shall pay to the Converting Holder, in addition to all other amounts contemplated in other provisions of this Certificate of Designation and other agreements related hereto, and not in lieu thereof, the Buy-In Adjustment Amount (as defined below). The "Buy-In Adjustment Amount" is the amount equal to the excess, if any, of (x) the Converting Holder's total purchase price (including brokerage commissions, if any) for the Covering Shares over (y) the net proceeds (after brokerage commissions, if any) received by the Converting Holder from the sale of the Sold Shares. The Company shall pay the Buy-In Adjustment Amount to the Holder in immediately available funds immediately upon demand by the Converting Holder. By way of illustration and not in limitation of the foregoing, if the Converting Holder purchases shares of Common Stock having a total purchase price (including brokerage commissions) of $11,000 to cover a Buy-In with respect to shares of Common Stock it sold for net proceeds of $10,000, the Buy-In Adjustment Amount which Company will be required to pay to the Converting Holder will be $1,000. The remedies set forth in this Paragraph 5.C. shall be cumulative.

     D. If the Common Stock issuable upon the conversion of the Series A Preferred Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, reclassification or otherwise, then and in each such event, the holders of Series A Preferred Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reorganization, reclassification or other change which such holders would have received had their shares of Series A Preferred Stock been converted immediately prior to such capital reorganization, reclassification or other change.

     E. If at any time or from time to time there shall be a capital reorganization of the Common Stock (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section) or a merger or consolidation of the Company with or into another corporation, or the sale of all or substantially all of the Company's properties and assets to any other person (any of which events is herein referred to as a "REORGANIZATION"), then as a part of such Reorganization, provision shall be made so that the holders of the Series A Preferred Stock shall thereafter be entitled to receive upon conversion of the Series A Preferred Stock, the number of shares of stock or other securities or property of the Company, or of the successor corporation resulting from such Reorganization, to which such holder would have been entitled if such holder had converted its shares of Series A Preferred Stock immediately prior to such

Reorganization. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section with respect to the rights of the holders of the Series A Preferred Stock after the Reorganization, to the end that the provisions of this Section (including adjustment of the number of shares issuable upon conversion of the Series A Preferred Stock) shall be applicable after that event in as nearly equivalent a manner as may be practicable.

     F. Upon the occurrence of each adjustment or readjustment of the Conversion Price of Series A Preferred Stock as provided herein, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of such Series A Preferred Stock a certificate executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment are based. The Company shall, upon written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a certificate setting forth (A) the Conversion Price at the time in effect, and (B) the number or shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

     G. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of any Series A Preferred Stock certificate(s), and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon the cancellation of the Series A Preferred Stock certificate(s), if mutilated, the Company shall execute and deliver new certificates for Series A Preferred Stock of like tenure and date. However, the Company shall not be obligated to reissue such lost or stolen certificates for shares of Series A Preferred Stock if the holder contemporaneously requests the Company to convert such shares of Series A Preferred Stock into Common Stock.

     H. The Company shall not issue any fraction of a share of Common Stock upon any conversion. The Company shall round such fraction of a share of Common Stock up to the nearest whole share.

     I. In the event some but not all of the shares of Series A Preferred Stock represented by a certificate or certificates surrendered by a holder are converted, the Company shall execute and deliver to or on the order of the holder, at the expense of the Company, a new certificate representing the number of shares of Series A Preferred Stock which were not converted.

     J. Each share of Series A Preferred Stock outstanding on March 1, 2003 shall automatically be converted into Common Stock on such date at the Conversion Price and such date shall be deemed the Conversion Date with respect to such shares.

     K. The Company shall pay any and all original issue and/or transfer taxes which may be imposed upon it with respect to the issuance and delivery of Common

Stock upon conversion of the Series A Preferred Stock.

     L. Subject to the provisions of this Section, if the Company at any time shall issue any shares of Common Stock prior to the conversion of the entire Liquidation Value of the Series A Preferred Stock and dividends on such Series A Preferred Stock, otherwise than: (i) pursuant to options, warrants, or other obligations to issue shares outstanding on the date hereof as described in writing to the holders prior to the Issuance Date or in SEC filings made by the Company prior to the Issuance Date, or (ii) all shares reserved for issuance pursuant to the Company's existing stock option, incentive, or other similar plan, which plan and which grant is approved by the Board of Directors of the Company ((i) and (ii) collectively referred to as the "EXISTING OBLIGATIONS"), for a consideration less than the fixed Conversion Price set forth in (i) of the definition of Conversion Price in
Section V.B. above (as adjusted from the date hereof (the "FIXED CONVERSION PRICE"), then, and thereafter successively upon each such issue, the fixed Conversion Price shall, from such date forward, equal the resulting quotient of the following formula: (y) the number of shares of Common Stock outstanding immediately prior to such issue shall be multiplied by the Fixed Conversion Price in effect at the time of such issue and the product shall be added to the aggregate consideration, if any received by the Company upon such issue of additional shares of Common Stock; and (z) the sum so obtained shall be divided by the number of shares of Common Stock outstanding immediately after such issue. Except for the Existing Obligations and options that may be issued under any employee incentive stock option and/or any qualified stock option plan adopted by the Company, for purposes of this adjustment, the issuance of any security of the Company carrying the right to convert such security into shares of Common Stock or of any warrant, right, or option to purchase Common Stock shall result in an adjustment to the Fixed Conversion Price upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights.

     M. In the event a holder shall elect to convert any share or shares of Series A Preferred Stock as provided herein, the Company cannot refuse conversion based on any claim that such holder or anyone associated or affiliated with such holder has been engaged in any violation of law, unless an injunction from a court, restraining and/or enjoining conversion of all or part of said shares of Series A Preferred Stock shall have been issued and the Company posts a surety bond for the benefit of such holder in the amount of 143% of the Liquidation Value of the Series A Preferred Stock and dividends sought to be converted, which is subject to the injunction, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to such holder in the event it obtains a favorable judgment.

VI. NO REISSUANCE OF SERIES A PREFERRED STOCK. No share or shares of Series A Preferred Stock acquired by the Company by reason of purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Company shall be authorized to issue. The Company may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of the Series A Preferred Stock accordingly.

VII. RESERVATION OF SHARES. The Company shall, so long as any share or shares of the Series A Preferred Stock are outstanding reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, such number of shares of Common Stock as shall from time to time be sufficient to effect the conversion of all of the Series A Preferred Stock then outstanding; provided that the number of shares of Common Stock so reserved shall at no time be less than 200% of the number of shares of Common Stock for which the Series A Preferred Stock are at any time convertible and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to maintain such number of shares of Common Stock, the Company shall immediately take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

VIII. RESTRICTIONS AND LIMITATIONS.

     A. Except as expressly provided herein or as required by law, so long as any shares of Series A Preferred Stock remain outstanding, the Company shall not, without the approval by vote or written consent by the holders of at least two thirds of the then outstanding shares of Series A Preferred Stock, voting as a separate class take any action that would adversely affect the rights, preferences or privileges of the holders of Series A Preferred Stock.

     B. Without limiting the generality of the preceding paragraph, the Company shall not so long as any shares of Series A Preferred Stock remain outstanding amend its Articles of Incorporation without the approval by the holders of all of the then outstanding shares of Series A Preferred Stock if such amendment would:

          1. create any other class or series of capital stock entitled to seniority as to the payment of dividends in relation to the holders of Series A Preferred Stock;

          2. reduce the amount payable to the holders of Series A Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Company, or change the relative seniority of the liquidation preferences of the holders of Series A Preferred Stock to the rights upon liquidation of the holders of other capital stock of the Company,

          3. cancel or modify the conversion rights of the holders of Series A Preferred Stock provided for in Section V herein; or

          4. cancel or modify the rights of the holders of the Series A Preferred Stock provided for in this Section.

IX. NO DILUTION OR IMPAIRMENT.

     A. The Company shall not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designation set forth herein, but shall at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or appropriate in order to protect the rights of the holders of the Series A Preferred Stock against dilution or other impairment. Without limiting the generality of the foregoing, the Company (a) shall not establish a par value of any shares of stock receivable on the conversion of the Series A Preferred Stock above the amount payable therefor on such conversion, (b) shall take all such action as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series A Preferred Stock from time to time outstanding, and (c) shall not consolidate with or merge into any other person or entity, or permit any such person or entity to consolidate with or merge into the Company (if the Company is not the surviving person), unless such other person or entity shall expressly assume in writing and will be bound by all of the terms of the Series A Preferred Stock set forth herein.

     B. If the Company at any time after March 1, 2000 shall issue any shares of Common Stock prior to the conversion of all shares of the Series A Preferred and the dividends thereon, including without limitation, shares of Common Stock issued (i) pursuant to options (including those options delivered pursuant to any employee, officer or director stock option plan), warrants, or other contractual obligations, (ii) upon any private placement or secondary offering (iii) as a result of a stock dividend or split, then upon each such issuance of Common Stock the Maximum Conversion Price shall be reduced by: (y)(I) the number of shares of Common Stock outstanding immediately prior to such issuance, multiplied by the Maximum Conversion Price in effect at the time of such issuance, plus (II) the aggregate sum, if any, received by the Company in consideration for such issuance; divided by
(z) the number of shares of Common Stock outstanding immediately after such issuance.

X. NOTICES OF RECORD DATE. In the event of:

     A. any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, or

     B. any capital reorganization of the Company, any reclassification or recapitalization of the capital stock of the Company, any merger of the Company, or any transfer of all or substantially all of the assets of the Company to any other corporation, or any other entity or person, or

     C. any voluntary or involuntary dissolution, liquidation or winding up of the

Company, then and in each such event the Company shall mail or cause to be mailed to each holder of Series A Preferred Stock a notice specifying (i) the date on which any such record is to be taken for the purpose of such dividend, distribution or right and a description of such dividend, distribution or right, (ii) the date on which any such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up is expected to become effective and (iii) the time, if any, that is to be fixed, as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such reorganization, reclassification, recapitalization, transfer, merger, dissolution, liquidation or winding up. Such notice shall be mailed at least ten Business Days prior to the date specified in such notice on which such action is to be taken.

XI. REDEMPTION.

     A. For so long as the Company has not received a Notice of Conversion for such shares, the Company may, at its option, repay, in whole or in part, the Series A Preferred Stock shares at the Redemption Price (as defined below). The Series A Preferred Stock is redeemable as a series, in whole or in part, by the Company by providing written notice (the "REDEMPTION NOTICE") to the holder of the Series A Preferred Stock via facsimile at his or her address as the same shall appear on the books of the Company (the Business Day between the hours of 6:30 a.m. and 4:00 p.m. Pacific Time the Redemption Notice is received by the holders of the Series A Preferred Stock via facsimile is defined to be the "REDEMPTION NOTICE DATE"). Within ten Trading Days after the Redemption Notice Date the Company shall make payment of the Redemption Price (as defined below) in immediately available funds to the holder for the shares of Series A Preferred Stock which are the subject of the Redemption Notice (such date of payment referred to as the "REDEMPTION DATE"). Partial redemptions shall be in an aggregate principal amount of at least $100,000. If fewer than all of the outstanding shares of Series A Preferred Stock are to be redeemed, the Company will select those to be redeemed pro-rata amongst the then holders of the Series A Preferred Stock based on the number of shares of Series A Preferred Stock then outstanding.

     B. In the event the Company serves a Redemption Notice, the Redemption Price shall be equal to the greater of (i) 133 1/3% of the Liquidation Value of the shares of Series A Preferred Stock which are subject to such Redemption Notice, plus all accrued but unpaid dividends on such shares, or
(ii) the "Economic Benefit" of the shares of Series A Preferred Stock which are the subject of such Redemption Notice. "ECONOMIC BENEFIT" shall mean the dollar value derived if the shares of Series A Preferred Stock which were the subject of the Redemption Notice were converted on the Redemption Notice Date and sold on the Redemption Notice Date at the Closing Bid Price of the Common Stock on the Redemption Notice Date. Notwithstanding anything to the contrary in the foregoing, the Redemption Price shall be equal to 100% of the Liquidation Value if the Company serves a Redemption Notice (i) on a date when the closing bid price of the Common Stock is greater than Twelve Dollars ($12) per share and the closing bid price for the immediately preceding five consecutive trading days was greater than twelve dollars ($12) per share, or (ii) on or after March 1, 2002. If the Company delivers a Redemption Notice to redeem the Series A Preferred Stock at the Liquidation Value, pursuant to the foregoing sentence, the holders of the Series A Preferred Stock will retain their conversion rights with respect to a maximum of one hundred percent (100%) of the number of shares subject to the redemption (rather than the 50% percent retention referred to in paragarph XI.C. below). If the holders of the Series A Preferred Stock elect to so convert the Series A Preferred Stock after the receipt of the Redemption Notice, the Company must receive notice of such election within sixty (60) days from the time the Redemption Notice was received by the holders of the Series A Preferred Stock. Except for the sixty-(60) day time period set forth in the preceding sentence, the holders shall exercise such conversion rights pursuant to the procedures set forth in Paragraph XI.C. below.

     C. The Notice of Redemption shall set forth (i) the Redemption Date and the place fixed for redemption, (ii) the Redemption Price, (iii) a statement that dividends on the shares of Series A Preferred Stock to be redeemed will cease to accrue on such Redemption Date, (iv) a statement of or reference to the conversion right set forth herein, and (v) confirmation that the Company has the full Redemption Price reserved as set forth in F. below. If fewer than all the shares of the Series A Preferred Stock owned by such holders are then to be redeemed, the notice shall specify the number of shares thereof that are to be redeemed and, if practicable, the numbers of the certificates representing such shares. Within five Trading Days of the Redemption Notice Date, the Company shall wire transfer the appropriate amount of funds to the holders of the Series A Preferred Stock. If the Company fails to comply with the redemption provisions set forth herein by the sixth Trading Day after the Redemption Notice Date (or in the case of a public offering as contemplated in F below, by the sixth Trading Day after the Redemption Notice Date) relating to the Redemption Notice, the redemption will be declared null and void and the Company shall not be permitted to serve another Redemption Notice. For the first five Trading Days after the Redemption Notice Date, the holders of the Series A Preferred Stock will retain their conversion rights with respect to a maximum of fifty percent (50%) of the number of shares subject to the redemption. If the holders of the Series A Preferred Stock elect to so convert the Series A Preferred Stock after the receipt of the Redemption Notice, the Company must receive notice of such election within twenty-four (24) hours from the time the Redemption Notice was received by the holders of the Series A Preferred Stock. In the event the Company has not complied with the redemption provisions set forth herein the Company must comply with the delivery requirements of any then outstanding Conversion Notice as set forth herein. The holders shall send the shares of Series A Preferred Stock being redeemed or converted to the Company within three (3) Business Days after they have received good funds for the Redemption Price of the redeemed shares.

     D. Subject to the receipt by the holders of the Series A Preferred Stock being redeemed of the wire transfer of the Redemption Price as described above, each share of Series A Preferred Stock to be redeemed shall be automatically canceled and converted into a right to receive the Redemption Price, and all rights of the Series A Preferred Stock, including the right to conversion shall cease without further action.

     E. The Redemption Price shall be adjusted proportionally upon any adjustment of the Conversion Price as provided herein and in the event of any stock dividend, stock split, combination of shares or similar event.

     F. The Company shall not be entitled to send any Redemption Notice and begin the redemption procedure hereunder unless it has:

               (a) the full amount of the Redemption Price in cash, available in a demand or other immediately available account in a bank or similar financial institution, specifically allotted for such redemption;

               (b) immediately available credit facilities, in the full amount of the Redemption Price with a bank or similar financial institution specifically allotted for such redemption; or

               (c) a combination of the items set forth in (i) and (ii) above, aggregating the full amount of the Redemption Price.

Notwithstanding the foregoing, in the event the redemption is expected to be made contemporaneously with the closing of a public offering of the Company's securities for an amount in excess of the Redemption Price, the Company shall not be required to have the full amount of the Redemption Price available to it as set forth above.

          XII. 4.99% LIMITATION. Notwithstanding the provisions hereof, in no event shall each holder be entitled to convert any shares of the Series A Preferred Stock to the extent that, after such conversion, the sum of (1) the number of shares of Common Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted shares of the Series A Preferred Stock), and (2) the number of shares of Common Stock issuable upon the conversion of the shares of Series A Preferred Stock with respect to which the determination of this proviso is being made, would result in beneficial ownership by such holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. For purposes of the proviso to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended (the "1934 Act"). Any issuance by the Company to a holder in excess of the limit contained in this Paragraph shall be null and void, AB INITIO, and upon notice of such invalid issuance, the Company shall correct its books and cause its transfer agent's books to be corrected forthwith to reflect that the holder's ownership of Common Stock is within the limit set forth herein. Holder shall immediately deliver any certificates for invalidly issued Common Stock to the Company's transfer agent. The Company further agrees to (i) immediately reissue certificates for Common Stock to the extent that a portion of the Common Stock represented by said certificates have been validly issued and (ii) immediately reissue all or a portion of those shares which were deemed invalidly issued (at a price set forth in the original conversion notices applicable to such shares) upon notice from the holder that the reissuance of such shares would not cause such holder to have a beneficial ownership interest in excess of 4.99%. The 4.99% limitation shall not apply to the automatic conversion upon the Maturity Date as contained herein. The Company hereby indemnifies and holds each holder free and harmless from and against any and all liabilities, losses, costs and expenses, including, without limitation, attorneys' fees and costs (collectively "Liabilities") arising from or relating to claims made by any third parties with respect to any and all purported violations by each holder under Sections 13(d) and/or 16 resulting from a conversion(s) of the Series A Preferred Stock, unless such claim arises from such holder's default of its obligations hereunder, or representations or warranties contained herein. The foregoing indemnity shall exclude Liabilities incurred by any holder in connection with any violation of Sections 13(d) and/or 16 to the extent arising from or are related to such holder's beneficial ownership of shares of Common Stock (i) which are not acquired by conversion of Series A Preferred Stock, or (ii) deemed beneficially owned through the ownership of the unconverted shares of the Series A Preferred Stock.

          XIII "CAP REGULATIONS". The Company shall take all steps reasonably necessary to be in a position to issue shares of Common Stock on conversion of the Series A Preferred Stock without violating the "Cap Regulations" promulgated by NASD to the extent applicable to the Company. If despite taking such steps, the Company is limited in the number of shares of Common Stock it may issue by the "Cap Regulations," to the extent that the Company cannot issue such shares of Common Stock, due upon a Notice of Conversion, without violating the Cap Regulations, the Company shall immediately notify Buyer the number of shares of the Series A Preferred Stock which are not convertible as a result of said Cap Regulations (the "Unconverted Preferred Stock") and within five (5) business days of the applicable Notice of Conversion redeem the Unconverted Preferred Stock for an amount in cash (the "Redemption Amount") equal to the "Economic Benefit" of such Unconverted Preferred Stock. "ECONOMIC BENEFIT" for purposes of this Article XIII shall mean the dollar value derived if such Unconverted Preferred Stock were converted into Common Stock as set forth in the Notice of Conversion and the Common Stock was sold on the date of the Notice of Conversion at the Closing Bid Price of the Common Stock on the date of the Notice of Conversion.

          IN WITNESS WHEREOF, I have subscribed my name this ____ day of March, 2000.


                                       MOBILE P.E.T. SYSTEMS, INC.

                                       By:
                                          ----------------------------
                                       Name:
                                            --------------------------
                                       Title: Secretary

                                                                        ANNEX V

                               COMPANY DISCLOSURE

                           [TO BE SUPPLIED BY COMPANY]